EXHIBIT 10(y)
EXECUTION VERSION
Dated as of 31 October 2003

among
GREIF, INC.
as GI Seller
GREIF CONTAINERS INC.
as GCI Seller
GREAT LAKES CORRUGATED CORP.
as GLCC Seller
and
GREIF RECEIVABLES FUNDING LLC
as Purchaser

SALE AND CONTRIBUTION AGREEMENT

Cadwalader, Wickersham & Taft LLP
265 Strand
London WC2R 1BH
Tel: +44 (0) 20 7170 8700
Fax: +44 (0) 20 7170 860
[***] = PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Other Terms	7

ARTICLE II

AMOUNTS AND TERMS OF PURCHASES

SECTION 2.01. Facility	7
SECTION 2.02. Purchases	7
SECTION 2.03. Transfer of Collections	8
SECTION 2.04. Settlement Procedures	9
SECTION 2.05. Payments and Computations, Etc.	10
SECTION 2.06. Security Interest	10

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Sellers	11

ARTICLE IV

COVENANTS

SECTION 4.01. Covenants of the Sellers	14

ARTICLE V

ADMINISTRATION AND COLLECTION

SECTION 5.01. Designation of Servicer	17
SECTION 5.02. Transfer of Records	18

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EXHIBITS

EXHIBIT A Credit and Collection Policy
EXHIBIT B Seller Details
EXHIBIT C Form of Additional Seller Accession Agreement

-iii-

SALE AND CONTRIBUTION AGREEMENT
SALE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of 31 October 2003 by and among GREIF, INC., a Delaware corporation, as Seller (the “GI Seller”), GREIF CONTAINERS INC., a Delaware corporation, as Seller (the “GCI Seller”), GREAT LAKES CORRUGATED CORP., an Ohio corporation, as Seller (the “GLCC Seller” and, together with the GI Seller, the GCI Seller and any Additional Sellers (as defined below), the “Sellers” and each a “Seller”), and GREIF RECEIVABLES FUNDING LLC, a Delaware limited liability company, as Purchaser (the “Purchaser”).
PRELIMINARY STATEMENTS
(A) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.
(B) The Sellers have Receivables that they wish to sell from time to time to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.
NOW, THEREFORE, the parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01. Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Accession Agreement” has the meaning specified in Section 8.03(c).
“Additional Seller” means a Person which becomes an Additional Seller pursuant to and in accordance with Section 8.03(c).
“Administrative Agent” means Fortis Bank S.A./N.V.
“Affected Seller” has the meaning specified in Section 2.04(b).
“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time which rate shall be at all times equal to the higher of:
(a) the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time as its base rate, or
(b) the Federal Funds Rate.

“Applicable Daily Settlement Date” means, in relation to any Seller, any Daily Settlement Date on which such Seller has Receivables available for sale to the Purchaser hereunder.
“Applicable Transferred Receivable” means, in relation to any Seller, any Transferred Receivable sold by such Seller hereunder.
“Closing Date” means 31 October 2003.
“Code” means the Internal Revenue Code of 1986, as amended.
“Conduit Purchaser” means Scaldis Capital LLC, a Delaware limited liability company.
“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Sellers in effect on the date of this Agreement applicable to the Receivables and described in Exhibit A, as modified in compliance with this Agreement.
“Daily Settlement Date” means each Business Day on which a Seller holds Receivables created by such Seller prior to the close of business on the preceding Business Day and not previously transferred hereunder to the Purchaser.
“Defaulted Receivable” means a Receivable:
(i) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment; or
(ii) as to which the Obligor thereof or any other Person obligated thereon or obligated in respect of any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g) of the Receivables Purchase Agreement; or
(iii) as to which legal proceedings have been commenced against the Obligor thereof or any other Person obligated thereon to recover such Receivable; or
(iv) which, in accordance with the Credit and Collection Policy or GAAP, has been or should have been written off or provided for in the relevant Seller’s books as uncollectible.
“Eligible Obligor” means an Obligor, so long as such Obligor meets the following criteria:
(i) the Obligor is organized under the laws of the United States or any political subdivision thereof and is domiciled within the United States;
(ii) the Obligor is not a domestic or foreign government;
(iii) the Obligor is not an Affiliate of any Seller; and

(iv) the Obligor is not the subject of any reorganization, bankruptcy, receivership, custodianship, insolvency or other similar proceeding.
“Eligible Receivables” mean, at any time, each Receivable with respect to which each of the following is true:
(i) such Receivable is free and clear of any Adverse Claim;
(ii) such Receivable is denominated and payable in U.S. Dollars;
(iii) such Receivable is not subject to withholding tax on payments from the Obligor in respect thereof (or the Outstanding Balance of such Receivable has been reduced by the amount of any such withholding tax payable);
(iv) such Receivable is due from an Eligible Obligor;
(v) the terms of such Receivable require it to be paid in full within 60 days of the original billing date therefor, provided, however, that up to 20% of the aggregate Outstanding Balance of all Receivables may consist of Extended Term Receivables having a due date not more than 180 days from the original billing date of such Receivable;
(vi) such Receivable is not a Defaulted Receivable or a Delinquent Receivable;
(vii) such Receivable is able to be identified for ownership purposes on any day;
(viii) such Receivable and the related Contract, if any, are in full force and effect, and constitute the legal, valid, binding and enforceable obligation of the Obligor of such Receivable, enforceable against such Obligor in accordance with the terms of such related Contract, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) under the laws of one of the United States to pay a determinable amount;
(ix) such Receivable is an “account” within the meaning of the UCC, to the extent the UCC is applicable in jurisdictions governing the perfection of the interest created by a Receivable Interest;
(x) such Receivable was originated in connection with a sale of goods and/or services in the ordinary course of one of the Sellers’ businesses, was underwritten in accordance with such Seller’s written credit guidelines and otherwise satisfies the requirements of the Credit and Collection Policy;
(xi) such Receivable and the related Contract, if any, do not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury) and none of the Sellers or the

Obligor is in violation of any such law, rule or regulation in any material respect in relation to such Receivable and/or the related Contract, if any;
(xii) the relevant Seller has taken all other actions with respect to such Receivable that are required to permit the Purchaser to perfect an assignment of all its right, title and interest in the Receivables prior to the rights of any third parties;
(xiii) the transfer, sale or assignment of such Receivable does not contravene any applicable law, rule or regulation;
(xiv) any goods giving rise to such Receivable have been shipped and any services giving rise to such Receivable have been performed;
(xv) such Receivable is not subject to any bona fide dispute, setoff, counterclaim or other claim or defense on the part of the Obligor or any other Person denying liability under such Receivable; provided, however, that any such Receivable shall constitute an Eligible Receivable to the extent it is not subject to any such dispute, setoff, counterclaim or other claim or defense;
(xvi) such Receivable is evidenced by a written contract with or invoice rendered to the Obligor (which shall include computer records) or is reflected by computer records maintained by the relevant Seller evidencing such Receivable and is not evidenced by any instrument or chattel paper (as the terms “instrument” and “chattel paper” are defined in Section 9-102 of the UCC) unless such instrument or chattel paper has been delivered to the Purchaser;
(xvii) such Receivable is not a Receivable owing by an Obligor having, at the time of any determination of Eligible Receivables, Defaulted Receivables with an aggregate Outstanding Balance in excess of 5.75% of the aggregate Outstanding Balance of the Pool Receivables of such Obligor or such other higher percentage figure as may be determined by the Administrative Agent;
(xviii) such Receivable is not a Receivable which arose as a result of the sale of consigned inventory owned by a third party or a sale in which the Originator acted as agent of any other Person or otherwise not as principal;
(xix) such Receivable directs payment to be made to a permitted Lock-Box Account;
(xx) such Receivable has not been selected for funding under the Facility pursuant to any “adverse selection” procedures; and
(xxi) such Receivable is not an Impaired Eligible Receivable, provided that if such Receivable is an Impaired Eligible Receivable it shall be deemed to be an Originator Deemed Collection.
“Event of Termination” has the meaning specified in Section 6.01.

“Extended Term Receivable” means a Receivable associated with an extended term program adopted by the relevant Seller in accordance with the Credit and Collection Policy.
“Facility” means the commitment of the Purchaser to make Purchases of Receivables from the Sellers from time to time pursuant to the terms of this Agreement.
“Facility Termination Date” means the earlier of (i) the date of termination of the Facility pursuant to Section 6.01; (ii) the date which any Seller designates by at least thirty (30) Business Days’ notice to the Purchaser and (iii) the later of (A) 364 days from the Closing Date or (B) the “Facility Termination Date” in effect from time to time under the Receivables Purchase Agreement.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Indemnified Amounts” has the meaning specified in Sections 7.01.
“Indemnified Party” has the meaning specified in Sections 7.01.
“Lock-Box Accounts” means lock-box account numbers 323-414559 (Greif, Inc.), [***] (Great Lakes Corrugated Corp.), [***] (Massillon Mill) and [***] (Riverville Mill), each maintained in the name of the GI Seller at JPMorgan Chase Bank and Account No. #[***] in the name of the GLCC Seller at JPMorgan Chase Bank or (subject to the Administrative Agent’s prior written approval) equivalent accounts maintained by any Seller or Sellers at another bank or other financial institution for the purpose of receiving Collections.
“Obligor” means a Person (other than an employee, a division or a direct or indirect Subsidiary of the Servicer or its Affiliates) obligated to make payments pursuant to a Receivable or a Contract; provided that in the event that any payments in respect of a Receivable or a Contract are made by any other Person (including without limitation a bank obligated under a letter of credit), such other Person shall be deemed to be an Obligor.
“Originator Deemed Collection” has the meaning specified in Section 2.04(a).
“Potential Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.
“Purchase” has the meaning specified in Section 2.02(a).
“Purchase Price” has the meaning specified in Section 2.02(b).

“Purchaser” means Greif Receivables Funding LLC, a bankruptcy-remote single purpose limited liability company formed in the state of Delaware.
“Receivable” means the indebtedness of any Obligor resulting from the sale or provision of merchandise or services by a Seller under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.
“Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, dated as of 31 October 2003, among Greif Receivables Funding LLC as Seller, Greif, Inc. as GI Originator and as Servicer, Greif Containers Inc. as GCI Originator, Great Lakes Corrugated Corp. as GLCC Originator, Scaldis Capital LLC as Conduit Purchaser and Fortis Bank S.A./N.V. as Administrative Agent, as amended or restated from time to time.
“Related Security” means with respect to any Receivable:
(i) all of the relevant Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;
(ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;
(iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;
(iv) the Contract, the invoice or invoices and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor to the extent assignable or licensable under such Contract and under applicable law.
“Security Agreements” means the agreements in substantially the form set out in Annex E to the Receivables Purchase Agreement.
“Solvent” means as to any Person at any time, having a state of affairs such that all of the following conditions are met: (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the United States Bankruptcy Code, Title 11 of the United States Code; (ii) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
“Subsidiary” means any corporation or other legal entity of which securities or other interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any Seller, or by one or more of any Seller’s Subsidiaries, or by any combination of the Sellers and their respective Subsidiaries.
“Transferred Receivable” means any Receivable that has been sold by a Seller hereunder.
“Transferred Relevant Receivable” means any Transferred Receivable in which the Conduit Purchaser has purchased a Receivable Interest and which was deemed to be an Eligible Receivable for purposes of calculating the related purchase price paid by the Conduit Purchaser for such Receivable Interest under Section 2.02(a) of the Receivables Purchase Agreement.
SECTION 1.02. Other Terms.
All capitalized terms contained herein that are not defined in Section 1.01 above shall have the respective meanings assigned thereto in the Receivables Purchase Agreement.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
ARTICLE II
AMOUNTS AND TERMS OF PURCHASES
SECTION 2.01. Facility.
On the terms and conditions hereinafter set forth and without recourse (except to the extent as is specifically provided herein), the Purchaser agrees to purchase from the Sellers all Receivables in existence on the date hereof and all Receivables created by any Seller during the period from the date hereof to the Facility Termination Date as such Receivables arise, other than any Receivables transferred to the Purchaser pursuant to Section 2.04(b).
SECTION 2.02. Purchases.
(a) Each Seller hereby sells, transfers, absolutely assigns, conveys and sets over to the Purchaser, effective on the Closing Date and on each Applicable Daily Settlement Date occurring after the Closing Date and prior to the Facility Termination Date, all Receivables owned by such Seller as of the close of business on the Business Day immediately preceding such Closing Date or Applicable Daily Settlement Date (each, a “Purchase”).
(b) The purchase price (the “Purchase Price”) for the Receivables (together with the Related Security) payable on the Closing Date or any Daily Settlement Date shall be an amount equal to the fair market value of such Receivables, as agreed between the relevant Seller and the Purchaser. The Purchase Price for the Transferred Receivables sold by each Seller to the

Purchaser pursuant to this Agreement shall be paid on the Closing Date and each Daily Settlement Date (i) in cash, and (ii) in the sole discretion of the relevant Seller, as capital contributed by that Seller to the Purchaser, or any combination of the foregoing.
(c) Notwithstanding anything herein or in any other Transaction Document to the contrary, as of the Closing Date and each Daily Settlement Date, if the fair market value of any Transferred Receivable exceeds the Purchase Price for such Transferred Receivable previously agreed between the relevant Seller and the Purchaser, then such excess shall be deemed to be a contribution to the capital of the Purchaser by the relevant Seller as of such date and shall increase that Seller’s beneficial ownership interest in the Purchaser accordingly.
(d) Each Seller shall, upon each request of the Purchaser or the Administrative Agent, confirm each Purchase hereunder on any Applicable Daily Settlement Date by a certificate of assignment executed by such Seller, a copy of which certificate shall be provided by the Servicer to the Administrative Agent pursuant to the Receivables Purchase Agreement. Upon each Purchase of Receivables, the ownership of each such Receivable shall be vested in the Purchaser, and no Seller shall take any action inconsistent with such ownership or claim any ownership interest in any such Receivable.
(e) Each Seller shall indicate in its records that the ownership of each Applicable Transferred Receivable is held by the Purchaser or its assignee. In addition, such Seller shall respond to any inquiries with respect to ownership of an Applicable Transferred Receivable by stating that it is no longer the owner of such Receivable and that ownership of such Applicable Transferred Receivable is held by the Purchaser or its assignee. Each Seller will furnish to the Purchaser from time to time with statements and schedules further identifying and describing the Applicable Transferred Receivables and with such other reports in connection with such Transferred Receivables as the Purchaser may reasonably request, all in reasonable detail.
SECTION 2.03. Transfer of Collections.
(a) On the Closing Date and each Applicable Daily Settlement Date, each Seller shall deposit or cause to be deposited into a Lock-Box Account any Collections of Applicable Transferred Receivables received by such Seller on such date or deemed to have been received by such Seller on such date pursuant to Section 2.04(a) and/or Section 2.04(b) and then held by such Seller, provided that, for the avoidance of doubt, in the event any payment is received by a Seller in the form of a negotiable instrument or cash or cash equivalent delivered to such Seller’s offices (notwithstanding item (xix) in the definition of Eligible Receivables), the relevant Seller shall not be obliged to deposit such funds on the same date but shall take reasonable steps to ensure that such funds are promptly deposited into a Lock-Box Account.
(b) In the event that a Seller believes that cash and cash proceeds due to such Seller which are not Collections of Transferred Receivables have been deposited into an account of the Purchaser or the Purchaser’s assignee, such Seller shall so advise the Purchaser and, promptly following such identification, the Purchaser shall remit, or shall cause to be remitted, to such Seller, all cash and cash proceeds so deposited which are identified, to the Purchaser’s satisfaction, to be cash and cash proceeds of Receivables of such Seller which are not Transferred Receivables. Without limiting the generality of the preceding sentence, the

Purchaser shall return or cause to be returned to the relevant Seller any Collections deposited in a Lock-Box Account in respect of any Receivables arising prior to the Closing Date and not transferred hereunder.
(c) The parties hereto understand and agree that the Purchaser intends, contemporaneously with each purchase of Receivables hereunder, to sell fractional ownership interests in such Receivables as Receivable Interests to the Conduit Purchaser pursuant to the Receivables Purchase Agreement.
SECTION 2.04. Settlement Procedures.
(a) If on any day the outstanding balance of any Transferred Receivable is reduced or adjusted as a result of any defective, rejected or returned merchandise or services or any cash discount, discount for quick payment or other adjustment by a Seller or any set-off, such Seller shall be deemed to have received on such day a Collection of such Transferred Receivable in the amount of such reduction or adjustment (each, an “Originator Deemed Collection”). Such Seller shall pay to the Purchaser, in the manner provided in Section 2.03(a), within three (3) Business Days, all Originator Deemed Collections deemed to have been received pursuant to this subsection.
(b) Upon discovery by any Seller (the “Affected Seller”) or the Purchaser that at the time of purchase, a Transferred Relevant Receivable sold by the Affected Seller hereunder was not an Eligible Receivable, such party shall give prompt written notice thereof to the other party, as soon as practicable and in any event within three (3) Business Days following such discovery. The Affected Seller shall, upon not less than two (2) Business Days’ notice from the Purchaser or its assignee or designee, purchase such Transferred Relevant Receivable for a repurchase price equal to the Outstanding Balance of such Transferred Relevant Receivable or replace such Transferred Relevant Receivable with an equivalent Eligible Receivable, each to occur on the next succeeding Applicable Daily Settlement Date. If such Transferred Relevant Receivable is replaced, with respect to any portion of the outstanding principal balance of the replacement Receivable in excess of the outstanding principal balance of the Transferred Relevant Receivable being replaced, the Purchaser shall pay to the Affected Seller an amount equal to such portion. Each repurchase of a Transferred Relevant Receivable shall include repurchase of the Related Security with respect to such Transferred Relevant Receivable. The proceeds of any repurchase shall be deemed to be a Collection in respect of such Transferred Relevant Receivable. The Affected Seller shall pay to the Purchaser on or prior to the next Applicable Daily Settlement Date the repurchase price required to be paid pursuant to this subsection as provided in Section 2.03(a).
(c) Except as stated in subsection (a), (b) or (c) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Receivables of such Obligor designated by such Obligor or, if no Receivables are so designated, in accordance with the Credit and Collection Policy.

SECTION 2.05. Payments and Computations, Etc.
All amounts to be paid or deposited by any Seller or the Purchaser hereunder shall be paid or deposited no later than 11:00 a.m. (New York time) on the day when due in same day funds to the account of the recipient of such funds as set forth in a written notice delivered from time to time by the Purchaser to the Sellers or the applicable Seller to the Purchaser.
(a) Each of the Sellers and the Purchaser shall, to the extent permitted by law, pay interest on any amount not paid or deposited when due hereunder by such Person. Such interest shall be payable to the party to whom such amount is due and at an interest rate per annum equal to the Alternate Base Rate, payable on demand.
(b) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed (unless the interest rate is the Alternate Base Rate, in which case 365 days shall be used). Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
SECTION 2.06. Security Interest.
The parties hereto intend that the purchase and sale of Receivables from each Seller to the Purchaser be treated as a sale of such Receivables and the proceeds thereof. However, if a determination is made that such transfer shall not be so treated, this Agreement shall be deemed to constitute a security agreement and the transactions effected hereby shall be deemed to constitute a secured financing in each case under applicable law and to that end, as collateral security for the performance by the relevant Seller of all the terms, covenants and agreements on the part of such Seller (whether as a Seller or otherwise) to be performed under this Agreement and any document delivered in connection with this Agreement in accordance with the terms thereof, including the punctual payment when due of all obligations of the relevant Seller hereunder or thereunder, whether for indemnification payments, fees, expenses or otherwise, each Seller hereby assigns to the Purchaser a security interest in all of such Seller’s right, title and interest in and to (a) all of its Receivables, the Related Security with respect thereto and the Collections (the “Receivables Collateral”) thereon, (b) subject to the prior rights of the Secured Parties (as defined in the Receivables Purchase Agreement) under and/or in connection with the Security Agreements, all “deposit accounts”, “securities accounts”, “security entitlements” and “investment property” (as such terms are defined in the UCC) constituting or relating to the foregoing, and (c) to the extent not included in the foregoing, all proceeds of any and all of the foregoing. Each Seller and the Purchaser shall, to the extent consistent with this Agreement, take such action as may be necessary to ensure that such security interest will be a perfected first priority security interest in favor of the Purchaser under applicable law and will be maintained as such throughout the term of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.01. Representations and Warranties of the Sellers.
Each Seller represents and warrants as follows:
(a) It is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified except where the failure to be so qualified would not have a material adverse effect on the operations or financial condition of such Seller or its ability to perform its obligations hereunder.
(b) The execution, delivery and performance by it of this Agreement and the other documents to be delivered by it hereunder, including the sale of Receivables hereunder and its use of the proceeds of Purchases, (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) its articles of incorporation, (2) any law, rule or regulation applicable to it, (3) any contractual restriction binding on or affecting it or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the transfer of its interest in the Applicable Transferred Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by it.
(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or any other document to be delivered by it hereunder, except for the filing of UCC financing statements which are referred to herein.
(d) This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
(e) Each sale of Receivables made by such Seller pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Applicable Transferred Receivables to the Purchaser, enforceable against creditors of, and purchasers from, such Seller. Following each such sale such Seller shall have no remaining property interest in any Applicable Transferred Receivable except to the extent that it repurchases or replaces any such Applicable Transferred Receivable pursuant to Section 2.04(b).
(f) There is no pending or, to such Seller’s actual knowledge, threatened action or proceeding affecting any Seller or any of their respective Subsidiaries before any court, governmental agency or arbitrator which would reasonably be expected to materially adversely affect the financial condition or operations of any Seller or the ability of any Seller to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement. No Seller is in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies which defaults are not individually or in the aggregate material to the business or operations of any Seller.
(g) No proceeds of any Purchase will be used by it to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
(h) All written factual information and each exhibit, financial statement, document, book, record or report furnished by the Sellers to the Purchaser in connection with this Agreement, taken as a whole, and each representation or warranty by or on behalf of the Seller contained herein, is accurate in all material respects as of its date (except as otherwise disclosed in writing to the Purchaser at such time), and no such document contains any untrue statement of a material fact which would render any such information, when taken as a whole, to be misleading.
(i) The transfers of Applicable Transferred Receivables by such Seller to the Purchaser pursuant to this Agreement, and all other transactions between such Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of such Seller.
(j) Each Applicable Transferred Receivable, together with the Related Security, is owned (prior to its sale hereunder) by such Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When the Purchaser makes a Purchase, the Purchaser shall acquire a valid and perfected first priority ownership interest of each such Applicable Transferred Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Applicable Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser or the Administrative Agent in accordance with this Agreement or the Receivables Purchase Agreement (each as defined in Schedule II to the Receivables Purchase Agreement) or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser (other than any financing statement identified in Schedule II to the Receivables Purchase Agreement).
(k) As at the date of this Agreement, and save as referenced to in Section 3.01(j) above, no effective financing statement or other similar instrument covering any Applicable Transferred Receivable or the Related Security or Collections thereof is on file in any recording office except those specifically identified in Schedule III to the Receivables Purchase Agreement (which, for the avoidance of doubt, shall be subject to partial discharges pursuant to section 3.01(c) and (1) of the Receivables Purchase Agreement).
(l) It has complied in all material respects with the Credit and Collection Policy in regard to each Applicable Transferred Receivable and the relevant Contract.
(m) It is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n) It is Solvent, the transactions contemplated by this Agreement will not impair such Solvent state, and it has an adequate amount of capital to conduct its business in the ordinary course and to carry out its obligations hereunder. It is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official with respect to it or any of its assets.
(o) It has filed or caused to be filed all material tax returns which, to its knowledge, are required to be filed. It has paid or made adequate provisions for the payment of all material taxes and all material assessments made against it or any of its property (other than any amount of taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on its books), and no material tax lien has been filed and, to its knowledge, no claim is being asserted, with respect to any such tax, fee or other charge.
(p) The correct legal name, jurisdiction of organization, tax identification number and chief executive office of such Seller are (i) set out next to its name on Exhibit B hereto or, if such Seller is Additional Seller, (ii) set out in Section 2 of its Accession Agreement pursuant to Section 8.03(c).
(q) In the event that the transfer of Receivables from any Seller to the Purchaser is not treated as a sale of such Receivables and the proceeds thereof, this Agreement shall be deemed to create a valid and continuing security interest (as defined in the UCC) in the Receivables Collateral in favour of the Purchaser, which security interest shall rank prior to any other Adverse Claims, and is enforceable as such as against the creditors of and purchasers from the Seller.
(r) The Receivables Collateral constitutes “accounts” within the meaning of the UCC.
(s) The Sellers have caused or will cause, within ten days of the date of this Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables Collateral granted to the Purchaser hereunder.
(t) Other than any security interest granted or to be granted to the Purchaser pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables Collateral.
(u) No Seller is aware of any material tax lien filings against it.

ARTICLE IV
COVENANTS
SECTION 4.01. Covenants of the Sellers.
From the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or are written off the books of the Purchaser as uncollectible:
(a) Compliance with Laws, Etc. Each Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Transferred Receivables or the ability of such Seller to perform its obligations under this Agreement.
(b) Offices, Records and Books of Account. No Seller will change its legal name, state or form of organization, tax identification number or chief executive office unless (i) such Seller shall have provided the Purchaser with at least 30 days’ prior written notice thereof and (ii) no later than the effective date of such change, all actions reasonably requested by the Purchaser to protect and perfect its interest in the Transferred Receivables have been taken and completed. Each Seller will also maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Applicable Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Applicable Transferred Receivables (including, without limitation, records adequate to permit the identification, immediately upon the transfer of each Applicable Transferred Receivable and at all times thereafter, of each new Applicable Transferred Receivable and all Collections of and adjustments to each existing Applicable Transferred Receivable). Each Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold to the Purchaser hereunder.
(c) Performance and Compliance with Contracts and Credit and Collection Policy. Each Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Applicable Transferred Receivables where:
(i) before an Event of Termination that is continuing, such non-performance or non-compliance would reasonably be expected to give rise to any dispute, set-off, counterclaim or other claim on the part of the relevant Obligor (1) that is more than 1% of the Discount Protection Amount applying at such time (or together with all such disputes, set-offs, counterclaims or other claims in aggregate, are more than 2% of the Discount Protection Amount applying at such time), or (2) in respect of which a corresponding amount has been deposited by the Purchaser in the Securities Account pursuant to Section 2.04(c)(i) of the Receivables Purchase Agreement; or

(ii) at all times following a Event of Termination that is continuing, such non-performance or non-compliance would reasonably be expected to give rise to any dispute, set-off, counterclaim or other claim on the part of the relevant Obligor; and
each Seller will, at its expense, timely and fully perform and comply in all material respects with the Credit and Collection Policy in regard to each Applicable Transferred Receivable and the related Contract.
(d) Sales, Liens, Etc. Except for the sales of Receivables contemplated herein, no Seller will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Applicable Transferred Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Applicable Transferred Receivable are sent, or assign any right to receive income in respect thereof, provided, however, that the provisions of this paragraph shall not prevent the existence of inchoate liens for taxes, assessments and governmental charges or claims not yet due or being contested in good faith and by appropriate proceedings.
(e) Extension or Amendment of Transferred Receivables. Except in the case of the GI Seller in its capacity as Servicer as permitted by Section 6.02(c) of the Receivables Purchase Agreement, no Seller will extend, amend or otherwise modify the terms of any Applicable Transferred Receivable without the consent of the Purchaser and the Administrative Agent.
(f) Change in Business or in Credit and Collection Policy. No Seller will make any change in either (i) the character of its business or (ii) the Credit and Collection Policy if such change would impair or delay in any material respect the collectibility of the Transferred Receivables taken as a whole. In the event that any Seller makes any change to its Credit and Collection Policy it shall, contemporaneously with such change, provide the Administrative Agent with an updated Credit and Collection Policy and summary of material changes.
(g) Audits. Each Seller will during regular business hours at any time following the occurrence of an Event of Termination and otherwise upon two Business Days prior written request from the Purchaser or the Administrative Agent, permit the Purchaser, or its agents, representatives or assigns, or the Administrative Agent under the Receivables Purchase Agreement, or its agents or representatives (including independent public accountants) in each case at such Seller’s expense:
(i) to conduct an annual audit of the Applicable Transferred Receivables, the Related Security and the related books and records and collections systems of such Seller, such audit to be conducted and reported in conjunction with the timing requirements applicable with regard to the conduct, preparation and delivery of the Agreed Upon Procedures report contemplated by Clause 6.06(c) of the Receivables Purchase Agreement;
(ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller relating to Applicable Transferred Receivables and the Related Security, including, without limitation, the Contracts; and

(iii) to visit the offices and properties of such Seller for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Applicable Transferred Receivables and the Related Security or such Seller’s performance hereunder with any of the officers or employees of such Seller having knowledge of such matters.
(h) Marking of Records. At its expense, each Seller will mark its master data processing records evidencing Applicable Transferred Receivables with a legend or otherwise mark its records to indicate that such Applicable Transferred Receivables have been sold in accordance with this Agreement.
(i) Further Assurance. Each Seller agrees from time to time at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions that may be necessary or desirable, or that the Purchaser or its assignee(s) may reasonably request, to perfect, protect or more fully evidence the sale of Receivables under this Agreement, or to enable the Purchaser or its assignee(s) to exercise and enforce its respective rights and remedies under this Agreement. For the avoidance of doubt, notices of the sale of Receivables hereunder will only be sent to the Obligors after the occurrence and during the continuance of an Event of Termination. Without limiting the foregoing, each Seller will, upon the request of the Purchaser or its assignee(s), (x) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence such Applicable Transferred Receivables, and (y) if an Event of Termination has occurred, deliver to the Purchaser all records relating to such Contracts and the Applicable Transferred Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Administrative Agent’s computer equipment).
(j) Reporting Requirements. Each Seller will provide to the Purchaser the following:
(i) as soon as possible and in any event within five days after a Seller becoming aware of the occurrence of each Event of Termination or Potential Event of Termination, a statement of the chief financial officer or treasurer of such Seller setting forth details of such Event of Termination or Potential Event of Termination and the action that such Seller has taken and proposes to take with respect thereto;
(ii) at least 30 days prior to any change in the legal name or jurisdiction or form of organization or its tax identification number or any move of its chief executive office, a notice setting forth the new name or jurisdiction or form of organization and the effective date thereof; and
(iii) such other information respecting the Applicable Transferred Receivables or the condition or operations, financial or otherwise, of such Seller as the Purchaser may from time to time reasonably request.
(k) Separate Records. Each Seller will: (i) maintain separate corporate records and books of account from those of the Purchaser; (ii) conduct its business from an office separate from that of the Purchaser; (iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a telephone listing separate from that of the Purchaser; (v) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the Receivables Purchase Agreement, the Administration Agreement or other Transaction Documents; (vi) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (vii) disclose on its annual financial statements the effects of the transactions contemplated by this Agreement in accordance with GAAP.
(l) Agreement. No Seller will amend, waive or modify any provision of this Agreement (including any amendment which would add any additional sellers) or waive the occurrence of any default under this Agreement or consent to any amendment, modification or waiver of any provision of this Agreement without in each case the prior written consent of the Conduit Purchaser and the Administrative Agent, which consent may be conditioned on receipt of confirmation by the Rating Agencies of the current ratings on the Conduit Purchaser’s commercial paper notes. Each Seller will perform all of its obligations under this Agreement and will enforce this Agreement in accordance with its terms.
(m) Transfers. No Seller will take any action:
(i)
while no Event of Termination is continuing, that would reasonably be expected to result in or otherwise cause any Transferred Receivable which was an Eligible Receivable at the time of transfer to become a non-Eligible Receivable to the extent that Transferred Receivable has an Outstanding Balance that is more than 1% of the Discount Protection Amount applying at such time (or, together with all such Transferred Receivables, has an aggregate Outstanding Balance that is more than 2% of the Discount Protection Amount applying at such time), unless in either such case a corresponding amount has been deposited by the Seller in the Securities Account pursuant to Section 2.04(c)(i); or

(ii)
while an Event of Termination is continuing, that would reasonably be expected to result in or otherwise cause any Transferred Receivable which was an Eligible Receivable at the time of transfer to become a non-Eligible Receivable.

ARTICLE V
ADMINISTRATION AND COLLECTION
SECTION 5.01. Designation of Servicer.
Consistent with the Purchaser’s ownership of the Transferred Receivables, the Purchaser shall have the sole and exclusive rights to service, administer and collect the Transferred Receivables, to assign such rights and to delegate any or all of such rights. With respect to the servicing, administration and collection of the Transferred Receivables, the Servicer has been appointed by the Purchaser, the Administrative Agent and the Conduit Purchaser as the Servicer under the Receivables Purchase Agreement, and the Servicer has accepted such appointment thereunder.

SECTION 5.02. Transfer of Records.
(a) In connection with the Purchases hereunder, each Seller hereby sells, transfers, assigns and otherwise conveys to the Purchaser all of such Seller’s right and title to and interest in the records relating to all Applicable Transferred Receivables, without the need for any further documentation in connection with any transfer of Receivables.
(b) Each Seller shall take such action as is reasonably requested by the Purchaser and/or the Servicer, from time to time hereafter, that may be necessary or appropriate, to ensure that the Purchaser has (i) an enforceable ownership interest in the records relating to the Applicable Transferred Receivables and (ii) if an Event of Termination has occurred, an enforceable right (whether by license or sub-license or otherwise) to use all of the computer software used to account for the Applicable Transferred Receivables and/or recreate such records, in each case, without incurring any royalty, cost or expense on the part of the Purchaser whatsoever.
ARTICLE VI
EVENTS OF TERMINATION
SECTION 6.01. Events of Termination.
If any of the following events (“Events of Termination”) shall occur and be continuing:
(a) Any Seller shall fail (i) to transfer to the Purchaser when requested any rights required to be transferred hereunder, including but not limited to all of such Seller’s right, title and interest in any Applicable Transferred Receivable and Related Security transferred pursuant to this Agreement, which failure shall have a material adverse effect upon the interest of the Purchaser therein, or (ii) to make any payment as and when required under Section 2.04(a) or 2.04(b) and such failure shall remain unremedied for three Business Days; or
(b) Any representation or warranty made or deemed made by or on behalf of any Seller (or any of such Seller’s officers) under or in connection with this Agreement or any written information or report delivered by or on behalf of any Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Seller; or
(c) Any Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, which failure shall remain unremedied for three (3) Business Days in the case of monetary defaults or ten (10) Business Days in the case of non-monetary defaults; or
(d) After any Purchase hereunder, the Purchaser’s interest in the relevant Receivable, the Related Security and the Collections with respect thereto shall for any reason cease to constitute a valid and first priority perfected ownership interest or security interest in favor of the Purchaser of such Transferred Receivable, Related Security and Collections free and clear of any Adverse

Claim and which cessation shall continue for a period of three (3) Business Days and such Transferred Receivable shall not have been repurchased or replaced under Section 2.04(b); or
(e) Any Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Seller seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or any Seller shall take any corporate action to authorize, consent to or initiate any of the actions set forth above in this subsection (e); or
(f) An Event of Termination shall have occurred under the Receivables Purchase Agreement; or
(g) Any Seller or any Significant Subsidiary (as such terms are defined in the Senior Credit Agreement) (collectively, the “Specified Companies” and each a “Specified Company”) shall fail to make any payment in respect of any one or more issues of Debt or Contingent Obligation having an aggregate principal of more than the Dollar Equivalent amount of US$20,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Debt or Contingent Obligation was created or by which it is governed or (ii) any Specified Company shall fail to perform or observe any term, condition or covenant (including, without limitation, failure by Greif, Inc. to perform or observe any financial covenant under the Senior Credit Agreement, where such failure is continuing and has not been remedied or waived in accordance with the terms of the Senior Credit Agreement), or any other event shall occur or condition exist, under any agreement or instrument relating to any Debt or Contingent Obligation, if the effect of such failure, event or condition is to cause or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such Debt or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (with or without notice or passage of time or both), such Debt declared to be due and payable prior to its stated maturity or to require any of Greif, Inc. or any of its Subsidiaries to redeem or purchase, or offer to redeem or purchase, all or any portion of such Debt, or any such Debt shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption) prior to the stated maturity thereof or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided, however, that, other than in the case of a failure by Greif, Inc. to perform or observe any financial covenant under the Senior Credit Agreement, the aggregate amount of all such Debt or Contingent Obligations for all Specified Companies so affected and cash collateral so required shall be in a Dollar Equivalent amount of US$20,000,000 or more; or
(h) Any judgment or order for the payment of money in excess of US$20,000,000 (not covered by insurance from a responsible insurance company that is not denying its liability with respect thereto) shall be rendered against any Seller or any Significant Subsidiary (as such term is defined in the Senior Credit Agreement), and such judgment or order remains undischarged, unbonded or unstayed for a period of thirty (30) consecutive days from the date of entry thereof; or
(i) An ERISA Event (as defined in the Senior Credit Agreement) shall occur with respect to a Pension Plan or a Multiemployer Plan (as such terms are defined in the Senior Credit Agreement) which has resulted or would be reasonably likely to result in liability of any Specified Company under Title IV of ERISA to such Pension Plan or Multiemployer Plan or to the United States Pension Benefit Guaranty Corporation (or any successor thereto) in an aggregate amount in excess of U.S. $20,000,000; (ii) the aggregate amount of Unfunded Pension Liability (as defined in the Senior Credit Agreement) among all Pension Plans at any time exceeds U.S. $20,000,000 and as a result thereof a lien shall be imposed, a security interest shall be granted or a material liability is incurred, which lien, security interest or liability, in the reasonable judgment of the Required Lenders(as defined in the Senior Credit Agreement), would be reasonably likely to result in a Material Adverse Effect (as defined in the Senior Credit Agreement); or (iii) noncompliance with respect to Foreign Plans (as defined in the Senior Credit Agreement) shall occur that, in the opinion of the Required Lenders, when taken together with all other noncompliance with respect to Foreign Plans that have occurred, would reasonably be expected to result in liability of any Seller in an aggregate amount exceeding U.S. $20,000,000; or
(j) any Seller or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of this Agreement or the Receivables Purchase Agreement; or
(k) there shall occur a Change in Control of any Seller;
then, and in any such event, the Purchaser may, by notice to the Sellers, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, however, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice or making declaration) described in paragraph (e) of this Section 6.01, the Facility Termination Date shall occur. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Transferred Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.
ARTICLE VII
INDEMNIFICATION
SECTION 7.01. Indemnities of the Sellers.
Without limiting any other rights which the Purchaser may have hereunder or under applicable law, each Seller hereby agrees to indemnify the Purchaser and its assigns and transferees, including without limitation, the Investors, the Administrative Agent and/or Scaldis

Capital Limited (each, an “Indemnified Party”), within 30 days of demand, from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any Indemnified Party arising out of or as a result of:
(i) any representation or warranty or statement made or deemed made by or on behalf of such Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;
(ii) the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Applicable Transferred Receivable; or the failure of any Applicable Transferred Receivable to conform to any such applicable law, rule or regulation;
(iii) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;
(iv) the failure of such Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC or any similar law of any applicable jurisdiction or to take all other steps under other applicable laws required in order to effect a transfer to the Purchaser of a perfected interest in the Applicable Transferred Receivables and Related Security with respect to any Receivables of such Seller that are, or that purport to be, the subject of a Purchase under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any Purchase or at any subsequent time;
(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable of such Seller that is, or that purports to be, the subject of a Purchase under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services except to the extent that such dispute, claim, offset or defense results solely from actions or failures to act of the Purchaser or its assigns;
(vi) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;
(vii) the commingling of Collections of Applicable Transferred Receivables by such Seller at any time with other funds of any Affiliate or any other Seller;
(viii) any investigation (to the extent in connection with taking action to enforce this agreement or considering the possibility of such action), litigation or proceeding related solely to this Agreement or the ownership of Applicable Transferred Receivables, the Related Security, or Collections with respect thereto or in respect of any Applicable

Transferred Receivable, Related Security or Contract, except to the extent any such investigation, litigation or proceeding relates to a possible matter involving an Indemnified Party for which neither such Seller nor any of its Affiliates is at fault;
(ix) any failure of such Seller to comply with its covenants contained in Section 4.01;
(x) any claim brought by any Person other than an Indemnified Party arising from any activity by such Seller or any Affiliate of such Seller in servicing, administering or collecting any Applicable Transferred Receivable; or
(xi) any Applicable Transferred Receivable becoming a Diluted Receivable; or
(xii) any failure by any other Seller to perform any obligation or make any payment required of it under this Section 7.01.
It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Applicable Transferred Receivables and (ii) that nothing in this Section 7.01 shall require any Seller to indemnify any Person (x) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, or (y) for damages, losses, claims or liabilities or related costs or expenses resulting from such Person’s gross negligence or willful misconduct.
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01. Amendments, Etc.
(a) No amendment or waiver of any provision of this Agreement or consent to any departure by any Seller therefrom shall be effective unless in a writing signed by the Purchaser, the Conduit Purchaser and Administrative Agent and, in the case of any amendment, also signed by each Seller, and any each waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser or any other Person to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
(b) The foregoing representations and warranties contained in Sections 3.01(j) and 3.01(q) through (u) shall not be waived by any of the parties hereto without the prior consent of the Rating Agencies while the Commercial Paper Notes are rated by a Rating Agency.
SECTION 8.02. Notices, Etc.
All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission), shall be personally delivered, express couriered, electronically transmitted (whether by facsimile, e-mail or otherwise) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address set forth under a party’s name on the signature pages hereof (or, in the case of an Additional Seller, in its Accession Agreement) or at such other address as shall be designated by such party in a written notice to the other parties hereto.
SECTION 8.03. Binding Effect; Assignabilitv, Additional Sellers.
(a) This Agreement shall be binding upon and inure to the benefit of the Sellers, the Purchaser and their respective successors and assigns; provided, however, that no Seller may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent.
(b) This Agreement shall create and constitute the continuing obligation of each of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Article III and the provisions of Article VII and Section 8.04, 8.08, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14 and 8.15 shall be continuing and shall survive any termination of this Agreement.
(c) Any Subsidiary of Greif, Inc. shall have the right to become an Additional Seller upon at least 60 Business Days’ prior notice to the Purchaser, each Investor and the Administrative Agent and subject to the fulfillment of the following conditions precedent to the satisfaction of the Administrative Agent (acting reasonably):
(i)	such Subsidiary shall be a corporation or limited liability company incorporated or organized (as the case may be) under the laws of one of the United States of America;

(ii)
such Subsidiary and Greif, Inc. shall have executed and delivered to the Purchaser and Administrative Agent an originally executed accession agreement substantially in the form of Exhibit C hereto (an “Accession Agreement”) and such Subsidiary shall have delivered to the Administrative Agent an originally executed Accession Agreement (as defined in the Receivables Purchase Agreement);

(iii)
the Purchaser, each Investor and the Administrative Agent shall have received one or more opinions, each in form, substance and scope satisfactory to it, from one or more counsel to such Subsidiary acceptable, in its reasonable judgement, to the Purchaser, each such Investor and the Administrative Agent;

(iv)
such Subsidiary shall have delivered to the Administrative Agent, with respect to such Subsidiary as an Originator, each of the copies, certifications and other evidence required under paragraphs (a), (b), (c), (d), (i), (j), (k), (l) and (m) of Section 3.01 of the Receivables Purchase Agreements (in the case of paragraphs (j) and (k) thereof, the certificates required thereby shall be from the equivalent officials in the state of incorporation or organization of such Subsidiary) all relating to such Subsidiary;

(v)
such Subsidiary shall have delivered to the Administrative Agent such fully executed Lock Box Agreements as shall be deemed necessary or advisable by the Administrative Agent in relation to Collections on Originator Receivables to be purchased from such Subsidiary;

(vi)
such UCC and other filings with respect to the receivables and other assets to be sold by such Subsidiary pursuant to this Agreement have been made to the reasonable satisfaction of the Administrative Agent;

(vii)	such Subsidiary shall have become a member of the Purchaser on the terms and subject to the conditions of the LLC Agreement;

(viii)	such Subsidiary shall have satisfied each condition precedent in the Receivables Purchase Agreement to its accession as an Additional Originator to such Agreement; and

(ix)	each Rating Agency shall have confirmed that the accession of such Subsidiary as an Additional Seller shall not adversely affect the then current ratings of the Purchaser’s commercial paper notes.
Upon satisfaction of such conditions precedent, such Subsidiary shall be an Additional Seller and a party to this Agreement in such capacity for all purposes hereunder.
SECTION 8.04. Costs, Expenses and Taxes.
(a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article VII hereof, the Sellers jointly agree to pay on demand all costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered in connection herewith and with the Receivables Purchase Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Sellers jointly agree to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder, excluding, however, any costs of enforcement or collection of Transferred Receivables.
(b) In addition, the Sellers jointly agree to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and each Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
SECTION 8.05. Rights and Remedies.
(a) If any Seller fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if such Seller fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by such Seller as provided in Section 7.01 or Section 8.04 as applicable.
(b) Each Seller shall perform all of its obligations under the Contracts related to the Transferred Receivables to the same extent as if such Seller had not sold Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve such Seller from such obligations or its obligations with respect to the Applicable Transferred Receivables. The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of the relevant Seller thereunder.
(c) Each Seller shall cooperate with the Servicer under the Receivables Purchase Agreement in collecting amounts due from Obligors in respect of the Applicable Transferred Receivables.
SECTION 8.06. Transfer of Records to Purchaser.
Each Purchase of Receivables hereunder shall include the transfer to the Purchaser of all of the relevant Seller’s right and title to and interest in the records relating to such Receivables.
Each Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Applicable Transferred Receivables.
SECTION 8.07. Confidentiality.
Unless otherwise required by applicable law or regulatory request, each party hereto agrees to maintain the confidentiality of this Agreement and the related Contracts in communications with third parties and otherwise; provided that this Agreement and the related Contracts may be disclosed to (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other parties hereto, (ii) any party to the Receivables Purchase Agreement and the Sellers’, the Purchaser’s, the Administrative Agent’s and the Investors’ legal counsel and accountants, (iii) any Rating Agency rating an Investor’s commercial paper notes or other debt securities or the commercial paper notes or other debt securities of any Person providing funding to an Investor, (iv) in the event this Agreement and the related Contracts are or become public information (other than as a result of the violation of the provisions of this Section 8.07 by the person making such disclosure) and (v) any of their officers, directors, managers, employees or agents, provided that the person making such disclosure shall ensure that any such officer, director, manager, employee or agent shall agree to keep this Agreement and the related Contracts confidential. In addition, this Agreement and the related Contracts may be disclosed as provided in Section 6.03(b)(iii) of the Receivables Purchase Agreement.
SECTION 8.08. Disclosure of Tax Treatment.
Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, all persons may disclose to any and all Persons, without limitation of any kind, the United States federal income tax treatment of the transactions contemplated by this

Agreement and the other Transaction Documents, any fact relevant to understanding the United States federal tax treatment thereof, and all materials of any kind (including opinions or other tax analyses) relating to such United States federal tax treatment; provided, that no person may disclose the name of or identifying information with respect to any party identified herein or in the Transaction Documents or any pricing terms or other non public business or financial information that is unrelated to the purported or claimed United States federal income tax treatment of such transactions and is not relevant to understanding the purported or claimed United States federal income tax treatment of such transactions, without the prior consent of the Sellers and the Administrative Agent.
SECTION 8.09. GOVERNING LAW.
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OHIO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF OHIO, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
SECTION 8.10. Third Party Beneficiaries.
Each of the parties hereto hereby acknowledges that the Purchaser is transferring interests in the Transferred Receivables and certain of its rights under this Agreement to the Conduit Purchaser as purchaser, and to Fortis Bank S.A./N.V. as Administrative Agent, in each case under the Receivables Purchase Agreement and each Seller hereby consents to such transfers and assignments. All such assignees, including parties to the Receivables Purchase Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the undertakings expressly made for their benefit herein, and following the occurrence of an Event of Termination under the Receivables Purchase Agreement, to enforce the Purchaser’s rights and remedies under this Agreement to the same extent as if they were parties hereto, except to the extent specifically limited under the terms of the Receivables Purchase Agreement or its assignment.
SECTION 8.11. No Proceedings.
Each Seller hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, against the Purchaser, the Conduit Purchaser or any director, officer or other employee of the Purchaser or Conduit Purchaser, any bankruptcy, insolvency or similar proceeding under the laws of any jurisdiction so long as there shall not have elapsed one year plus one (1) day since the later of (a) the day following the Facility Termination Date on which the aggregate Capital is reduced to zero and all yield and other amounts payable under the Receivables Purchase Agreement by the Purchaser hereunder have been paid in full and (b) the last day on which any commercial paper or other senior indebtedness issued by the Issuer to purchase Receivable Interests shall have been outstanding. This Section 8.11 shall survive any termination of this Agreement.

SECTION 8.12. Execution in Counterparts.
This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterparty of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.13. SUBMISSION TO JURISDICTION.
WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER, THE PARTIES (A) IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVE ANY OBJECTION WHICH SUCH PARTY MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT, AND IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
SECTION 8.14. Maximum Interest.
It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of any party to any other party under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt or charging thereof would be contrary to provisions of law applicable to the party charging interest limiting rates of interest which may be charged or collected by such party. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the party charging interest, then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (a) the provisions of this Section shall govern and control; (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by such party shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such party herein called the “Highest Lawful Rate”), and any excess shall be credited to the other party by such party (or, if such consideration shall have been paid in full, such excess refunded to such other party); (c) all sums paid, or agreed to be paid, to such party for the use, forbearance and detention of the amounts owed under this Agreement by such other party to such party hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such amounts owed under this Agreement until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to this Agreement together with any other fees payable pursuant to this Agreement and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to such party pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate, but any reductions in the interest otherwise provided pursuant to this Agreement, as applicable, shall be carried forward and collected in periods in which the amount of interest accruing otherwise pursuant to this Agreement shall be less than the Highest Lawful Rate until the total amount of interest (including such fees deemed to be interest) accrued pursuant to this Agreement equals the amount of interest which would have accrued to such party if a varying rate per annum equal to the Alternate Base Rate had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section.
SECTION 8.15. WAIVER OF JURY TRIAL.
THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF SUCH PARTIES. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.
[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GREIF, INC., as GI Seller
By:	/s/ Robert Zimmerman
	Name:	Robert Zimmerman
	Title:	Treasurer

Address for Notices:

Greif, Inc.
425 Winter Road
Delaware, OH 43015
United States of America
Attention: Treasurer
Facsimile No: +1 740 549 6102

With a copy to the General Counsel at Greif, Inc.:
425 Winter Road
Delaware OH 43015
United States of America

GREIF CONTAINERS INC., as GCI Seller
By:	/s/ Robert Zimmerman
	Name:	Robert Zimmerman
	Title:	Treasurer

Address for Notices: 425 Winter Road Delaware, OH 43015 United States of America Attention: Treasurer Facsimile No: +1 740 549 6102
[Sale and Contribution Agreement Signature Page]

GREAT LAKES CORRUGATED CORP., as GLCC Seller
By:	/s/ Robert Zimmerman
Name: Robert Zimmerman
	Title:	Treasurer

Address for Notices: 425 Winter Road Delaware, OH 43015 United States of America Attention: Treasurer Facsimile No: +1 740 549 6102

GREIF RECEIVABLES FUNDING LLC, as Purchaser
By:	/s/ Robert Zimmerman
	Name:	Robert Zimmerman
	Title:	Treasurer

Address for Notices: c/o The Co-rporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801 Attn: CT Corp Facsimile No: +1 216 621 4059
[Sale and Contribution Agreement Signature Page]

EXHIBIT A
CREDIT AND COLLECTION POLICY

Mission:
To provide financially sound and constructive credit and collection guidelines, systems, and practices that shall facilitate the profitable sale of our products, allow for adequate protection of the corporate investment, insure prompt turnover, minimize bad debts while developing and maintaining customer goodwill.

Administration:
Credit and Collections shall function under the guidance of the Chief Financial Officer through the Director - Credit and Collections who, with the approval of executive management, formulates policy, procedures and practices and shall report on receivable performance and pertinent developments. The credit and collections policy shall be administered by the business unit’s controllers and designated members of their respective staffs.

Policy:
The extension of credit shall be based upon the credit worthiness of the customer that shall be determined through an informed assessment of risk. No customer shall be denied the right to purchase our products until all possible means of identifying and implementing a suitable basis on which to conduct commercial transactions has been explored. Marginal risks shall be dealt with when circumstances dictate. These types of risk must provide a source of added profitability to the company.

Standard terms of sale shall be Net [***] days with a [***] cash discount offered for early payment on certain product lines. Extension of terms beyond our standard terms to meet market conditions or competitive situations must be requested in writing and must be approved by the business unit controller and the Director — Credit and Collections. All approvals shall be for a specified period of time.

The flow of customers’ orders shall be without interruption unless the continuation of shipments places the receivable in jeopardy. When determined necessary and prudent certain customers shall have their orders withheld to protect the integrity of the receivable portfolio.

Collection of the receivables shall be the responsibility of the respective business units. However, any customer whose balance ages to [***] days beyond terms, or at an earlier date if circumstances or events warrant, shall be referred to the Director — Credit and Collections for resolution.

Procedures:	Application for Credit

All new customers must complete, sign and submit a credit application. The application shall be submitted in advance of placing an order to allow time for the performance of the credit evaluation.

All existing customers that request an increase to their credit facility must complete, sign and submit a new credit application.

Establishing Credit Limits

The credit analyst of the business unit controller’s staff shall establish their customers’ credit lines in keeping with the customers’ purchases and creditworthiness. The Director- Credit and Collections must approve all credit lines or exposures in excess of [***].

Creditworthiness shall be a fact-based process of gathering relevant data from established sources of information including but not limited to Dun & Bradstreet or similar reporting agencies, bank and trade references, published reports and articles, the customers’ financial statements and other pertinent information that may be obtained from the customer.

Customers who do not qualify for an open credit accommodation shall be offered alternative methods of procuring our products including prepayment via credit card, money order, certified check, bank check or letter of credit.

All purchasing customers must have an established credit line. However, because of the functionality of our operating systems zero ($0.00) is an acceptable line for those customers classified as strategic accounts.

Maintaining Credit Lines

All customers shall be monitored against purchases and kept under constant surveillance to ensure the integrity of the portfolio and that exposures are within the established limits.

All active customers are to have their credit information updated, documented and their credit line reevaluated every 12 months.

Credit Files

The credit files are to contain only pertinent information relating to the customers’ creditworthiness.

Consignments

Consigning our inventory to sites not controlled by Greif shall be held secure by an executed consignment agreement and an appropriate UCC filing that stipulates our rights and privileges. Long established relationships may prevent a customer from providing the aforementioned documents and therefore the business unit controller may wave the requirement. However, the customer must advise Greif in writing as to the security of the location, the security of the inventory and the responsible party in case of thief, fire, water damage or other potential causes of loss.

Export Sales

Sales made to offshore entities owned and operated by non-domestic companies shall be covered by letters of credit drawn on a financially viable bank.

Exceptions may be made for domestic owned companies or those creditworthy firms located in areas that do not present a political or economic risk.

Delinquent Balances

A customers’ account shall be considered delinquent if payment is not received by the due date. Additional orders placed by the customer may be held until such time as the customer remits payment for any and all delinquencies.

Unauthorized Shipments

The Director-Credit and Collections is to be notified of all shipments made to customers in violation of “hold” or “do not ship” instructions from the business units credit analyst.

Non-Sufficient Funds (NSF) Checks

A customer who issues a check with insufficient funds shall be immediately notified of the situation and informed that their credit line has been revoked. In case of a bank error, notification from the bank must be provided before the credit line may be re-established. The Director- Credit and Collections shall be informed of all such activity.

Debtor-in-Possession

Any customer who files for Chapter 11 court protection shall be sold on a pre-payment basis. Exceptions shall be made for those estates that are determined to present minimal additional risk during reorganization.

Workout

The acceptance of a payment plan to reduce a customers’ indebtedness over a specified period of time shall be acceptable when determined to be a prudent course of action. Repayment plans should be in the form of an interest bearing promissory note secured by assets of the debtor and or guarantees of the principals. Such indebtedness shall then be removed from the accounts receivable portfolio and transferred to the books of the business unit as a Note Payable.

Accounting for Doubtful Accounts

Business units are to establish and maintain reserves for doubtful receivables in amounts that meet the requirements of both our internal and external auditors. At the end of each fiscal quarter the business unit controllers and the Director- Credit and Collections are to assess the adequacy of the reserves. The Director shall report findings to executive management.

EXHIBIT B
SELLER DETAILS

	Jurisdiction of	Tax Identification	Chief Executive
Name of Seller	Organization	Number	Office Address

Greif, Inc.	Delaware	[***]	425 Winter Road Delaware, OH 43015

Greif Containers Inc.	Delaware	[***]	425 Winter Road Delaware, OH 43015

Great Lakes Corrugated Corp.	Ohio	[***]	425 Winter Road Delaware, OH 43015

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EXHIBIT C
[FORM OF ADDITIONAL SELLER ACCESSION AGREEMENT]
THIS ACCESSION AGREEMENT is dated ____________ and is made by _____________, a [corporation incorporated] [limited liability company organized] under the laws of ___________ (the “Acceding Seller”) in respect of the Sale and Contribution Agreement dated 27 October, 2003 as thereafter amended, modified or supplemented from time to time (the “Sale and Contribution Agreement”) among Greif, Inc., as GI Seller, Greif Containers Inc., as GCI Seller, Great Lakes Corrugated Corp., as GLCC Seller and GREIF RECEIVABLES FUNDING LLC. This Accession Agreement is entered into pursuant to Section 8.03(c) of the Sale and Contribution Agreement. Each capitalized term used herein without definition shall have the meaning assigned to such term in the Sale and Contribution Agreement or, if no meaning is so assigned, in the Receivables Purchase Agreement.
1.	Accession.

The Acceding Seller hereby expressly agrees with and for the benefit of each other party to the Sale and Contribution Agreement, with effect from and after the date hereof, (a) to perform and observe each and every one of the covenants, conditions, obligations, duties and liabilities applicable to a Seller under the Sale and Contribution Agreement, and (b) that the Contribution Agreement is binding on the Acceding Seller as a Seller, in each case as if the Acceding Seller had been an original party thereto. All references to any Seller in the Sale and Contribution Agreement or any document, instrument or agreement executed and delivered or furnished in connection therewith shall be deemed to be and include references to the Acceding Seller.

2.	Representations and Warranties.

The Acceding Seller hereby makes and repeats each of the representations and warranties of a Seller set out in the Sale and Contribution Agreement, including without limitation Section 3.01 of the Sale and Contribution Agreement, to each of the other parties to the Sale and Contribution Agreement. The information specified in paragraph (o) of such Section 3.01 with respect to the Acceding Seller is as follows:

Name of	Jurisdiction of	Tax Identification	Chief Executive
Acceding Seller	Organization	Number	Office
Notice details for the Acceding Seller for purposes of Section 8.02 of the Sale and Contribution Agreement are as follows:

Address	Telephone	Facsimile

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3.	Governing Law; Miscellanous

THIS ACCESSION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OHIO APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF OHIO, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

The Acceding Seller agrees that, without limitation to the generality of Section 1 above, each of Sections 8.01 and 8.08 through and including 8.15 of the Sale and Contribution Agreement apply to this Accession Agreement as if (i) they were incorporated in this Accession Agreement at length and (ii) each reference therein to “this Agreement” were a reference to this Accession Agreement.

IN WITNESS WHEREOF, the Acceding Seller has caused this Accession Agreement to be duly executed and delivered as of the day and year first above written.
[name of Acceding Seller]

By:

Its:

Accepted on behalf of the other parties to the Sale and Contribution Agreement as of the day and year first above written:
GREIF RECEIVABLES FUNDING LLC

By:

Its:

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